Exhibit 10.16
PALANTIR TECHNOLOGIES INC.
1200 17th Street, Floor 15
Denver, Colorado 80202

August 9, 2024

Matthias Aydt, CEO
Faraday & Future, Inc. 18455 S. Figueroa St.
Gardena, CA 90248

Confidential Letter Amendment

Ladies and Gentlemen:

We refer to that certain Confidential Settlement and Release Agreement dated as of March 11, 2024 (the “Settlement Agreement”), by and between Faraday & Future, Inc., (“Faraday”), and Palantir Technologies Inc. (“Palantir”), as further amended by this Confidential Letter Amendment (“Letter Amendment”) effective as of the date first written above. All capitalized terms used but not defined herein shall have the meanings given to them in the Settlement Agreement, as the context requires.

1. Further Amendment to Settlement Agreement: Palantir and Faraday hereby agree that Section 1.1 of the Settlement Agreement is hereby amended and restated in its entirety and replaced with the following:

“1.1 Monetary Consideration. In consideration for the terms and conditions herein, Faraday, via its affiliated entity Faraday Future Intelligent Electric Inc. (“FFIE”), shall issue to Palantir a total of $4,750,000 in FFIE Class A common stock, as detailed below and pursuant to the terms and conditions of the Share Issuance Agreement, to be mutually executed by the applicable parties in substantially the form attached hereto as Exhibit A (“Settlement Fees”). Payment shall be in the following installments:

a.$2,375,000 in FFIE Class A common stock (“Acquired Shares”) due upon the signing of this Letter Amendment and no later than August 9, 2024; and
b.$2,375,000 in FFIE Class A common stock (“Acquired Shares”) due on October 1, 2024.

Subject to Palantir’s receipt of each of the Settlement Fees in full in accordance with Sections 1.1(a) and 1.1(b), Order Form #1 and the MSA shall be deemed terminated by the Parties effective as of, and contingent upon the occurrence of, the date that all of the Settlement Fees are paid in full by Faraday (“Termination Date”). Effective as of the Termination Date, neither Party shall have any further rights or obligations under Order Form #1 and the MSA, except for any obligations which explicitly survive termination as set forth in Order Form #1 or the MSA.

Faraday’s failure to pay the Settlement Fees in accordance to Sections 1.1(a) and/or 1.1(b) shall automatically be deemed to be in default (“Default”). In the event of Default, Palantir shall be entitled to recommence the Arbitration Proceeding, including but not limited to seeking payment for amounts due thereunder, in the form of cash, as in effect immediately prior to the effectiveness of this Agreement.

For the avoidance of doubt, Palantir shall have no obligation to perform any obligation pursuant to the MSA and/or Order Form #1 from the Effective Date until the Termination Date. Faraday shall have no obligation to perform any obligation pursuant to the MSA or Order Form #1 from the Effective Date until the Termination Date, unless it Defaults.

Notwithstanding anything to the contrary in this Agreement, to the extent any proposed payment in the form of Acquired Shares or issuance of Acquired Shares to Palantir would, after giving effect to such proposed payment or issuance, result in Palantir beneficially owning over 18.50% of the Faraday’s then-outstanding shares of Class A common stock or other applicable class or series of securities as the Acquired Shares (as publicly disclosed in Faraday’s then-current filings with the SEC or as set forth in a written or emailed notice to Palantir from the Company or its transfer agent as of the proposed date of issuance of such Acquired Shares), as calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations thereunder, the Faraday shall not issue and may not make such payment in the form of Acquired Shares and, instead, such payment shall instead be immediately due and payable only in the form of cash.

2.Effect of Amendments and Modifications

Any amendments or modifications to the Settlement Agreement shall be deemed fully incorporated in that agreement. Collectively, this Letter Amendment to the Settlement Agreement and the Settlement Agreement shall be referred to as the “Agreement.”

Except as modified by this Letter Amendment, the Settlement Agreement is incorporated herein and made a part hereof.

To the extent there is a conflict between this Letter Amendment and the Settlement Agreement, this Letter Amendment controls.

3.General

This letter amendment shall become effective as of the date hereof upon receipt by Palantir of duly executed and delivered counterparts hereof from Faraday and Palantir. Except as expressly provided herein, the Settlement Agreement shall continue in full force and effect and, except as set forth herein, this letter amendment shall not be deemed to be a waiver or amendment of, or a consent to departure from, any other provision of the Settlement Agreement.

The Parties agree to keep this letter amendment strictly confidential pursuant to the restrictions and obligations set forth in Section 4 of the Settlement Agreement.

This letter amendment shall be binding upon and inure to the benefit of the Parties, their respective successors, successors-in-title, and assigns. This letter amendment sets forth the entire understanding of the Parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect hereto.

This letter amendment may be executed in counterparts (and by different Parties in different counterparts), each of which constitutes an original, but all of which when taken together constitute a single contract. Delivery of an executed counterpart of a signature page of this letter amendment by electronic transmission is as effective as delivery of a manually executed counterpart of this letter amendment.

[Signature pages follow]

Very truly yours,

PALANTIR TECHNOLOGIES INC.

By:	/s/ Dave Glazer
Name:	Dave Glazer
Title:	Chief Financial Officer

ACKNOWLEDGED AND AGREED:

FARADAY & FUTURE, INC.

By:	/s/ Matthias Aydt
Name:	Matthias Aydt
Title:	Global Chief Executive Officer

[Signature Page to Letter Amendment to Settlement Agreement]

Exhibit A

[intentionally omitted]